UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2019

SenesTech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37941	20-2079805
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

3140 N. Caden Court, Suite 1

Flagstaff, AZ 86004

(Address of principal executive offices) (Zip Code)

(928) 779-4143

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Name of each exchange on which
Title of each class	Trading Symbol(s)	registered
Common Stock, $0.001 par value	SNES	The NASDAQ Stock Market LLC
(NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2019, SenesTech, Inc. (“SenesTech” or the “Company”) announced the appointment of Kenneth Siegel as the Company’s Chief Executive Officer, effective May 16, 2019, succeeding the Company’s co-founder, Dr. Loretta Mayer, who will remain Chair of the board of directors of the Company and Chief Scientific Officer. Mr. Siegel has been a SenesTech director since February 2019.

Mr. Siegel, 63, has over 25 years of experience as an executive and senior leader of major corporations. Since September 2018, Mr. Siegel has served as a Director on the board of directors of Babcock & Wilcox Enterprises, Inc. From December 2016 to November 2018, Mr. Siegel served in key leadership roles at Diamond Resorts International Inc., a global vacation ownership company, most recently as President since March 2017. Prior to Diamond Resorts, he served as Chief Administrative Officer and General Counsel of Starwood Hotels & Resorts, a branded lifestyle hospitality company. An instrumental member of the Starwood leadership team, Mr. Siegel was intimately involved in Starwood’s emergence as an industry leader before its acquisition by Marriott International in 2016. Mr. Siegel played a pivotal role in Starwood’s transition to an asset-light business and was the architect of transactions that drove both top- and bottom-line benefits through industry leading initiatives. Prior to joining Starwood in 2000, Mr. Siegel spent four years as the Senior Vice President and General Counsel of Cognizant Corporation and its successor companies.

Under the terms of an employment letter agreement between Mr. Seigel and the Company dated May 16, 2019, Mr. Seigel will receive an annual base salary of $275,000 and will receive a one-time signing bonus of stock options representing 700,000 shares of common stock (the “Option”), which will vest on a quarterly basis over a three-year period, and will be subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and standard form of option agreement. Mr. Seigel will be eligible to receive annual Incentive bonus with a target value equal to 50% of his annual base salary, payable in cash, subject to his achievement of performance objectives to be determined by the Company’s compensation committee or board of directors. In addition, after each full year of employment with the Company, subject to Board approval, Mr. Sigel will receive an annual option grant (each, an “Additional Option”) valued at 35% of his then base salary, subject to such vesting terms as determined by the Board in its discretion. The Option and Additional Options that are granted to Mr. Siegel will remain exercisable for five (5) years following the end of his continuous service with the Company. Mr. Seigel will also be eligible to participate in the standard benefits, vacation and expense reimbursement plans offered to similarly situated employees, and will enter into the Company’s standard form of indemnification agreement applicable to its directors and officers.

In the event Mr. Siegel’s termination by the Company without Cause or Mr. Siegel resigns for Good Reason (as such terms are defined in his employment letter agreement), Mr. Siegel will be entitled to severance benefits equal to twelve (12) months continuation of his then base salary. In addition, the Company will reimburse Mr. Siegel for COBRA premiums in effect on the date of termination for coverage in effect for him and, if applicable, his spouse and dependent children on such date under the Company’s group health plan(s), Finally, the vesting of Mr. Siegel’s Option and Additional Options shall be accelerated such that he will be deemed vested in those shares subject to the Options that would have vested in the twelve (12) month period following his separation date had his employment not ended.

A copy of the employment letter agreement between the Company and Mr. Siegel is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

A copy of the Company’s press release dated May 15, 2019 announcing Mr. Siegel’s appointment was previously filed with the Securities and Exchange Commission and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being furnished herewith:

Exhibit No.	Description
10.1	Employment letter agreement between SenesTech, Inc. and Kenneth Siegel dated May 15, 2019.

99.1	Press Release dated May 15, 2019 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 15, 2019).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2019

SENESTECH, INC.

	By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
Chief Financial Officer